Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS STRONG 2017 SECOND QUARTER FINANCIAL AND OPERATING RESULTS

LAS VEGAS, August 10, 2017 - Pinnacle Entertainment, Inc. (NASDAQ: PNK) ("Pinnacle" or the "Company") today reported financial results for the second quarter ended June 30, 2017.

Focused Execution Drives Strong Second Quarter Results; Momentum Continues in the Third Quarter
Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "We are pleased to report record 2017 second quarter financial results. The execution across our portfolio of businesses reflects the performance of our dedicated team members, who make it their daily mission to deliver magical and memorable experiences for our guests and strong financial outcomes for our shareholders.
"Today, we reported 2017 second quarter net revenues of $653.6 million, Consolidated Adjusted EBITDAR of $180.7 million, and Income from continuing operations of $8.4 million. Our overall Consolidated Adjusted EBITDAR, which includes contributions from The Meadows, increased by $23.7 million and represents a record quarterly performance. We are pleased with the strong same-store performance underlying these results, with our net revenues and Consolidated Adjusted EBITDAR increasing by $15.1 million and $10.4 million, respectively. The growth rates of our same-store net revenues and Consolidated Adjusted EBITDAR accelerated to 2.7% and 6.6%, respectively. Our same-store Consolidated Adjusted EBITDAR margin expanded by 110 basis points to 28.8%, and we continue to strive to improve our operating efficiency.
"Looking at the early results of the 2017 third quarter, the performance of our Company is off to a terrific start. In July, our Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin significantly exceeded the prior year, and performance so far in August has been strong."
2017 Second Quarter Highlights:

•
Net revenues were $653.6 million, an increase of $87.4 million or 15.4% year over year. The increase was driven by growth of $15.1 million or 2.7% in the Company's same-store portfolio of businesses and a $72.3 million contribution from The Meadows.

•	Income from continuing operations was $8.4 million versus a loss of $489.2 million in the prior year. GAAP diluted net income per share was $0.15 versus a loss per share of $8.04 in the prior year.

•
Consolidated Adjusted EBITDAR was $180.7 million, an increase of $23.7 million or 15.1% year over year, representing the Company's highest quarterly Consolidated Adjusted EBITDAR. The year over year increase was driven by $10.4 million or 6.6% growth in the Company's same-store portfolio of businesses and a $13.3 million contribution from The Meadows. Company-wide table games hold percentage was as expected in the 2017 second quarter.

•
Same-store Consolidated Adjusted EBITDAR margin increased by 110 basis points year over year to 28.8%. Consolidated Adjusted EBITDAR margin decreased by 10 basis points year over year to 27.6% due to the inclusion of The Meadows in the current year period.

•	Consolidated Adjusted EBITDA, net of Lease Payments, was $79.4 million, an increase of $16.4 million or 26.0% year over year.

•
Conventional Debt was $898.4 million as of June 30, 2017, reflecting $26.1 million of repayments during the 2017 second quarter. In 2017, the Company has repaid $86.1 million of Conventional Debt, inclusive of $31.6 million of repayments made in July 2017. As of July 31, 2017, Conventional Debt was $866.8 million.

Core Growth Strategies Producing Results
On the Company's operating performance, Mr. Sanfilippo commented, "Continued execution of the growth initiatives across our portfolio were key contributors to our same-store performance during the 2017 second quarter, which include increasing our marketing effectiveness, development of Asian gaming entertainment offerings in select markets, generating higher levels of cross-market visitation, and a relentless effort to streamline our cost structure across the enterprise. Highlights underscoring these efforts include:

•
Our mychoice loyalty program is a unique asset to our Company and is the engine of marketing effectiveness that delivers tailored premium offerings to our best guests. Our overall same-store spend per trip again increased at a high single digit pace in the 2017 second quarter, with both spend and trips increasing in our highest worth guest segments. L'Auberge Baton Rouge led the Company with an impressive double digit increase in spend per trip, with growth of both spend and trips.

•
Unrated play has registered year over year growth in nine of the past 10 quarters, accelerating to growth of 6.0% in the 2017 second quarter. We believe this is a reflection of the quality of our businesses and the high level of service provided to our guests.

•
Rated Asian gaming volume increased by 9% in the 2017 second quarter. Ameristar East Chicago, Ameristar Kansas City, Ameristar St. Charles, Boomtown New Orleans, L'Auberge Baton Rouge, and River City all generated Asian gaming volume growth in excess of 20%.

•
Cross-market gaming volumes increased by 22% in the 2017 second quarter. We believe this demonstrates the attractiveness of the businesses we operate and the broad geographic distribution of our gaming entertainment platform.

"The Meadows, our newest business, continues to build significant positive momentum, and our focus on implementing synergies and driving profitable revenue streams are bearing fruit. The Meadows produced its best quarterly financial performance since we began operating this business in September 2016, with net revenues and Adjusted EBITDAR improving to $72.3 million and $13.3 million, respectively. The Adjusted EBITDAR margin of this business was 18.5% in the 2017 second quarter, an increase of approximately 240 basis points compared to the prior year period and 200 basis points compared to the 2017 first quarter. Further developing the table gaming business and cross-market visitation with other Pinnacle destinations are key areas of revenue opportunity at The Meadows. We have had early success with these initiatives, with table gaming volume increasing 36.9% year over year at The Meadows in the 2017 second quarter and 34.3% in the first half of 2017. We believe there is significant operational improvement still to come, and we are confident The Meadows will produce additional gains in cash flow as we progress through 2017.
"We are excited to highlight that the new gaming floor expansion at Ameristar Council Bluffs opened in June, which added 77 slot machines to the main floor of the casino. Initial feedback from our guests has been overwhelmingly positive given the compelling mix of slot machines and the convenient location of the gaming floor expansion. The revenue per unit of the slot machines in the expanded casino area is tracking at almost twice the overall average of the casino floor. As expected, the initial financial performance of the casino floor expansion indicates this will be a highly accretive investment for our Company.
"Given our constant focus on cost efficiency and continued progress on our operating initiatives, we expect to produce strong growth of Consolidated Adjusted EBITDAR and margin expansion again in the 2017 third quarter. We are confident in our ability to continue to improve our performance, and we are excited about the prospects of our Company in the second half of 2017 and beyond," concluded Mr. Sanfilippo.

Summary of Second Quarter Results

(amounts in thousands, except per share data)	Three months ended June 30,
	2017	2016

	(unaudited)
Net revenues (1)	$653,642	$566,232
Income (loss) from continuing operations (2)	$8,426	$(489,202)
Income (loss) from continuing operations margin (2)	1.3%	(86.4)%
Consolidated Adjusted EBITDAR (1,3)	$180,707	$157,011
Consolidated Adjusted EBITDAR margin (1,3)	27.6%	27.7%
Consolidated Adjusted EBITDA, net of Lease Payments (1,3)	$79,392	$63,019
Operating income (loss) (2)	$106,453	$(433,828)
GAAP net income (loss) attributable to Pinnacle Entertainment, Inc.	$9,377	$(488,924)
Diluted net income (loss) per share	$0.15	$(8.04)

(1)
The Company's financial results for the three months ended June 30, 2017 reflect the third full quarter of contribution from The Meadows, including net revenues of $72.3 million and Adjusted EBITDAR of $13.3 million. The Company made rent payments for the Meadows Lease of $6.4 million for the three months ended June 30, 2017.

(2)
Income (loss) from continuing operations and operating income (loss) for the three months ended June 30, 2017 include $1.8 million of pre-opening, development and other costs and $7.9 million of write-downs, reserves and recoveries, net, versus $44.0 million and $4.8 million, respectively, in the prior year periods. Additionally, loss from continuing operations and operating loss for the three months ended June 30, 2016 include $462.4 million of non-cash impairments to goodwill and other intangible assets.

(3)
For a further description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments, see the Glossary of Terms and Non-GAAP Financial Measures and the reconciliations to the GAAP equivalent financial measures below.

Balance Sheet Profile Strengthens with Second Quarter Debt Reduction; Progress Accelerates in July
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, "With the strong cash flow generated in the second quarter, we continued to improve our balance sheet profile by repaying $26.1 million of Conventional Debt, which brought our Conventional Debt balance down to $898.4 million. In July, we paid down an additional $31.6 million of Conventional Debt, including the extinguishment of our Term Loan B, which brought our Conventional Debt down to $866.8 million and our conventional leverage ratio to approximately 3.0x. Our weighted average cost of Conventional Debt capital now stands at approximately 4.6%, with nearly 60% of this comprised of fixed rate debt. With our business performing well and our cash flow growing, we expect to strengthen our balance sheet profile throughout the rest of 2017.
“As a result of the continuous improvement we are making on our balance sheet and the progress we have made incorporating The Meadows into our portfolio of businesses, we are increasingly focused on the right acquisition opportunities to create value for our shareholders, yet remain patient and disciplined in our approach to potential transactions. We will continue to de-lever our balance sheet with the goal of creating liquidity for the next stage of M&A driven growth, while opportunistically deploying capital on accretive investment opportunities available to our Company.
"We have conviction in our ability to drive further improvement in our financial performance and balance sheet profile. We are working enthusiastically, both strategically and operationally, to grow our Company and to continue to reward our shareholders," concluded Mr. Ruisanchez.

Notable Second Quarter Performance Led by South and West Segments; Meadows Momentum Builds

Midwest Segment
On an as reported basis, inclusive of contributions from The Meadows, net revenues in the Midwest segment increased by $70.9 million or 22.2% year over year to $389.7 million in the 2017 second quarter. Adjusted EBITDAR increased by $10.4 million or 10.5% year over year to $109.1 million and Adjusted EBITDAR margin was 28.0%, a decrease of 300 basis points year over year.

On a same-store basis, excluding contributions from The Meadows, net revenues decreased by $1.4 million or 0.4% year over year to $317.4 million and Adjusted EBITDAR decreased by $2.9 million or 3.0% to $95.8 million. On this same basis, Adjusted EBITDAR margin was 30.2%, a decrease of 80 basis points year over year.

The Meadows contributed $72.3 million in net revenues and $13.3 million in Adjusted EBITDAR in the 2017 second quarter. Adjusted EBITDAR margin was 18.5%. On a sequential quarter basis, net revenues grew at a mid-single digit pace, Adjusted EBITDAR grew over 15%, and margins expanded approximately 200 basis points through a combination of gaming revenue growth, operating refinements and synergies that materialized in the quarter.

Belterra Park generated low single digit net revenue growth and Adjusted EBITDAR growth in excess of 10%. Adjusted EBITDAR margins increased by approximately 90 basis points year over year. Belterra Park produced its solid 2017 second quarter results by profitably growing both gaming and non-gaming revenues, while continuing to improve marketing efficiency.

Ameristar East Chicago produced mid-single digit Adjusted EBITDAR growth on a low single digit decline in net revenues. Adjusted EBITDAR margins increased by approximately 180 basis points year over year. Strong marketing and general cost discipline drove margin expansion at Ameristar East Chicago in the second quarter of 2017.

Ameristar Council Bluffs experienced a mid-single digit decline in Adjusted EBITDAR on net revenues that were essentially unchanged, compressing margins 170 basis points year over year. Ameristar Council Bluffs' margin performance in the quarter was adversely impacted, in part, by additional expenses and temporary construction disruptions related to the gaming floor expansion which opened in June.

Ameristar Kansas City experienced net revenues and Adjusted EBITDAR declines in the mid-single digits and low double-digits, respectively. Adjusted EBITDAR margins decreased approximately 260 basis points. Ameristar Kansas City's operating performance was adversely impacted, in part, by road construction that hindered access to the property in the 2017 second quarter.

South Segment
In the South segment, net revenues increased by $13.6 million or 7.2% year over year to $201.8 million in the 2017 second quarter. Adjusted EBITDAR increased by $10.0 million or 17.3% to $67.8 million. Adjusted EBITDAR margin was 33.6%, an increase of 290 basis points year over year.

L'Auberge Lake Charles produced low double-digit net revenue growth and Adjusted EBITDAR growth in excess of 40%, in comparison to the prior year period when the business was hampered by low table hold. Adjusted EBITDAR margins increased approximately 730 basis points year over year. L'Auberge Lake Charles produced double-digit growth in gaming revenues and increased marketing efficiency, which led to the improved results of the second quarter.

Net revenues at L'Auberge Baton Rouge increased by over 10%, while Adjusted EBITDAR growth was in excess of 25%. Adjusted EBITDAR margins expanded approximately 310 basis points and market share increased 230 basis points year over year. These results were driven by over 10% growth in slot volumes and gaming revenues as a whole, increased spend per trip and visitation, and additional marketing efficiencies.

Ameristar Vicksburg experienced a low double-digit decline in net revenues and a decline in Adjusted EBITDAR in excess of 20%, resulting in margin compression of 650 basis points year over year. The operating results of Ameristar Vicksburg were adversely impacted, in part, by a city wide outage which cut water to the property for four full days in May and construction related to hotel refurbishment which kept approximately 15% of the property's hotel rooms off the market in the second quarter of 2017.

West Segment
West segment net revenues were $60.8 million in the 2017 second quarter, an increase of $3.0 million or 5.2% year over year. Adjusted EBITDAR was $23.6 million, an increase of $2.0 million or 9.3% year over year. Adjusted EBITDAR margin was 38.8%, an increase of 140 basis points year over year.

Ameristar Black Hawk produced high single digit growth in both net revenues and Adjusted EBITDAR. Adjusted EBITDAR margins increased approximately 120 basis points year over year. The operational results at Ameristar Black Hawk were driven by a mid-single digit increase in gaming revenues and increased marketing efficiency.

Corporate Expenses and Other
Corporate expenses and other, which is principally comprised of corporate overhead expenses, as well as the Retama Park Racetrack management operations, decreased by $1.3 million in the 2017 second quarter to $19.8 million.

Lease Payments

	For the three months ended June 30		For the six months ended June 30,
	2017	2016	2017	2016

	(amounts in thousands, unaudited)
Reduction of financing obligation (1)	$12,239	$7,791	$24,036	$7,791
Interest expense attributable to financing obligation (1)	82,718	58,297	163,880	58,297
Total payments to GLPI related to Master Lease (1)	$94,957	$66,088	$187,916	$66,088

Long-term prepaid rent (2)	$2,275	$—	$4,550	$—
Rent expense attributable to Meadows Lease (2)	4,083	—	8,166	—
Total payments to GLPI related to Meadows Lease (2)	$6,358	$—	$12,716	$—

(1)	The Company completed its transactions with GLPI and entered into the Master Lease on April 28, 2016. The Company began accruing and making rent payments as of the closing date.

(2)
The Company completed the acquisition of the operations of The Meadows and entered into the Meadows Lease on September 9, 2016. The Company began making rent payments as of the closing date, as the Meadows Lease was not in effect for the three and six months ended June 30, 2016.

Interest Expense

	For the three months ended June 30		For the six months ended June 30,
	2017	2016	2017	2016

	(amounts in thousands, unaudited)
Interest expense from financing obligation	$82,718	$58,297	$163,880	$58,297
Interest expense from debt (1)	13,982	24,410	27,087	84,310
Interest income	(62)	(145)	(216)	(227)
Capitalized interest	(8)	(47)	(13)	(72)
Other (2)	—	2,532	—	2,532
Interest expense, net	$96,630	$85,047	$190,738	$144,840

(1)
The three and six months ended June 30, 2017, represents fees and interest expense attributable to the Company's Conventional Debt, which was issued at the closing of the transactions with GLPI on April 28, 2016. In addition to fees and interest expense attributable to the Company's Conventional Debt, the three and six months ended June 30, 2016, also includes fees and interest expense related to the Former Pinnacle debt capital structure.

(2)	Represents a nonrecurring expense associated with the GLPI transaction.

Liquidity and Capital Expenditures

Liquidity
As of June 30, 2017, the Company had $159.1 million in cash and cash equivalents. As of June 30, 2017, $202.6 million was drawn on the Company's $400.0 million revolving credit facility and $9.2 million of letters of credit were outstanding.

As of June 30, 2017, the Company had a total principal balance of Conventional Debt of $898.4 million, a decrease of $26.1 million compared to the balance as of March 31, 2017.

Capital Expenditures
Capital expenditures were approximately $21.8 million in the 2017 second quarter and related to the Company's existing assets, businesses and corporate initiatives.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Thursday, August 10, 2017, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2017 second quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 55628807. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Glossary of Terms

Adjusted EBITDAR: is defined for each segment as earnings before interest income and expense; income taxes; depreciation; amortization; rent expense associated with the Meadows Lease; pre-opening, development and other costs; non-cash share-based compensation; asset impairment costs; write-downs, reserves, recoveries; inter-company management fees, gain (loss) on sale of certain assets; gain (loss) on early extinguishment of debt; gain (loss) on sale of discontinued operations; and discontinued operations. The Company uses Adjusted EBITDAR to compare operating results among its properties and between accounting periods.
Adjusted EBITDAR margin: is defined as each segment’s Adjusted EBITDAR divided by net revenues for such segment. The Company uses Adjusted EBITDAR margin to compare operating results among its properties and between accounting periods.
Adjusted Lease Payments: is defined as Lease Payments adjusted as if the Master Lease had been in place for the entirety of the applicable prior year periods, as the Company owned and operated the 14 gaming entertainment businesses associated with the Master Lease in both time periods. Lease Payments associated with the Meadows Lease are actual lease payments included in the current year periods, the prior year periods lease payments were not adjusted for the Meadows Lease as the Company did not own and operate that business in the applicable prior year periods or consolidate its financial results for those time periods.
Cash Income Taxes: is defined as the cash payments made for income taxes to Federal and State governmental agencies during the period.
Cash Interest Expense: is defined as the cash paid for interest on Conventional Debt in the period.
Capital expenditures: is defined as cash payments made in connection with capital improvements at the Company's existing operating businesses, for corporate initiatives or on growth and expansion projects, both stand alone and to improve the Company's existing operating businesses. These reflect cash payments made during the period as opposed to accrued capital expenditures reflected in the financial statements.
Consolidated Adjusted EBITDAR: is defined as earnings before interest income and expense, income taxes, depreciation, amortization, rent expense associated with the Meadows Lease, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. Management eliminates the results from discontinued operations at the time they are deemed discontinued.
Consolidated Adjusted EBITDA, net of Lease Payments: is defined as Consolidated Adjusted EBITDAR (which is defined above) minus Adjusted Lease Payments (which is defined above).
Consolidated Adjusted EBITDAR Margin: The Company defines Consolidated Adjusted EBITDAR margin as Consolidated Adjusted EBITDAR divided by revenues on a consolidated basis.
Conventional Debt: is defined as debt from borrowed money, which substantially consists of the outstanding principal amount from the Company's senior secured credit facilities, which consists of a $400 million revolving credit facility, a term loan A facility, a term loan B facility and the Company's 5.625% Senior Notes due 2024.

Financing Obligation: is defined as the liability recorded on the Company's balance sheet in connection with the Master Lease. As a result of the transaction with GLPI, the Company's Master Lease with GLPI is accounted for as a financing obligation in accordance with GAAP. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI under the Master Lease over the remaining lease term, which includes all renewal options. The derivation of the present value of the future minimum lease payments is made using an imputed borrowing rate of 10.5%.
Former Pinnacle: is defined as Pinnacle Entertainment, Inc. prior to the spin-off of its operating businesses and the sale of substantially all of its real estate assets to GLPI on April 28, 2016.
Lease Payments: is defined as cash rent payments made to GLPI for the Master Lease and the Meadows Lease. The Company’s annual rent payment is currently $382.8 million under the Master Lease. The Company began making rent payments to GLPI under the Master Lease on April 28, 2016. The Company’s initial annual rent payment is $25.4 million under the Meadows Lease. The Company began making rent payments to GLPI under the Meadows Lease on September 9, 2016.
Master Lease or GLPI Master Lease: is defined as the lease the Company entered into on April 28, 2016 through which it leases real property for the operation of 14 gaming entertainment businesses from GLPI. The lease has a 35-year term, with an initial term of 10-years and five, five year renewal periods (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x, and periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).
The Meadows: is defined as The Meadows Racetrack and Casino business, located in Washington, Pennsylvania, which the Company acquired in September 2016.
Meadows Lease: is defined as the lease the Company entered into on September 9, 2016 through which it leases real property for the operation of The Meadows gaming entertainment business. The lease has a 10-year initial term with renewal terms up to a total of 29 years (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x in lease year one, 1.9x in lease year two, and 2.0x thereafter. Additionally, the lease is subject to periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).

Non-GAAP Financial Measures

The Non-GAAP Financial Measures used in this press release include Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.
The Company uses Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin are useful measures for investors because they are indicators of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDAR also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDAR does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
In addition, the Company uses Consolidated Adjusted EBITDA, net of Lease Payments as a relevant and useful measure to compare operating results between accounting periods. Management believes that Consolidated Adjusted EBITDA, net of Lease Payments is useful to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Adjusted Lease Payments and to assess the historical impact of the Adjusted Lease Payments as if they had been incurred in prior evaluation periods.
Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definitions based on historical activity.
Each of these measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 16 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio and Pennsylvania. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward Looking Statements
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements, may include, without limitation, statements regarding the Company’s business generally, expected results of operations and future operating performance and future growth, including in the third quarter of 2017; adequacy of resources to fund development and expansion projects, liquidity, financing options, including the state of the capital markets and our ability to access the capital markets; the state of the credit markets and economy, cash needs, cash reserves, operating and capital expenses, expense reductions, the sufficiency of insurance coverage, anticipated marketing costs at various projects; the future outlook of the Company and the gaming industry and pending regulatory and legal matters; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness and the Master Lease and Meadows Lease; the Company’s ability to successfully integrate the operations of the Meadows into the Company, the Company’s anticipated future capital expenditures; the Company's ability to implement strategies to improve revenues and operating margins at the Company’s properties; the Company's ability to reduce costs and debt; the Company’s ability to successfully implement marketing programs to increase revenue at the Company’s properties; and the Company’s ability to improve operations and performance at the Company’s properties. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control that could cause actual results to differ materially from actual those reflected in such statements. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. Additional factors and uncertainties include, but are not limited to: the Company’s sensitivity to reductions in consumers’ discretionary spending as a result of downturns in the economy; significant competition in the gaming industry in all of the Company’s markets, which could adversely affect the Company’s revenues and profitability; the Company is required to pay a significant portion of its cash flows pursuant to and subject to the terms and conditions of the Master Lease and Meadows Lease, which could adversely affect our ability to fund the Company’s operations and growth and limit the Company’s ability to react to competitive and economic changes; harm to the Company from cyber security attacks, which could adversely affect the Company’s revenues and profitability; the operating and financial restrictions on the Company imposed by the terms of the Company’s credit facility and the indenture and Master Lease and Meadows Lease; the Company may not be able to realize the synergies and benefits from the acquisition of the operations of the Meadows; and other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle," "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, L’Auberge, River City, Meadows, mychoice, and Belterra Park are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations & Financial Media Inquiries
Vincent J. Zahn, CFA
Vice President & Treasurer
investors@pnkmail.com
(702) 541-7777

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data, unaudited)

	For the three months ended June 30		For the six months ended June 30,
	2017	2016	2017	2016
Revenues:
Gaming	$581,974	$505,698	$1,156,143	$1,026,539
Food and beverage	33,974	29,746	67,229	61,741
Lodging	13,475	13,134	25,462	24,381
Retail, entertainment and other	24,219	17,654	44,782	33,596
Total revenues	653,642	566,232	1,293,616	1,146,257
Expenses and other costs:
Gaming	316,234	266,659	629,473	533,792
Food and beverage	32,277	28,182	63,691	58,092
Lodging	6,501	6,175	12,563	11,783
Retail, entertainment and other	11,638	6,887	19,930	11,400
General and administrative	114,659	127,006	227,274	231,868
Depreciation and amortization	56,157	53,973	112,175	108,069
Pre-opening, development and other costs	1,795	44,028	2,594	49,357
Impairment of goodwill	—	332,900	—	332,900
Impairment of other intangible assets	—	129,500	—	129,500
Write-downs, reserves and recoveries, net	7,928	4,750	8,452	7,640
Total expenses and other costs	547,189	1,000,060	1,076,152	1,474,401
Operating income (loss)	106,453	(433,828)	217,464	(328,144)
Interest expense, net	(96,630)	(85,047)	(190,738)	(144,840)
Loss on early extinguishment of debt	—	(5,207)	—	(5,207)
Loss from equity method investment	(90)	(90)	(90)	(90)
Income (loss) from continuing operations before income taxes	9,733	(524,172)	26,636	(478,281)
Income tax benefit (expense)	(1,307)	34,970	(1,002)	29,972
Income (loss) from continuing operations	8,426	(489,202)	25,634	(448,309)
Income from discontinued operations, net of income taxes	—	271	—	396
Net income (loss)	8,426	(488,931)	25,634	(447,913)
Less: Net loss attributable to non-controlling interest	951	7	960	15
Net income (loss) attributable to Pinnacle Entertainment, Inc.	$9,377	$(488,924)	$26,594	$(447,898)
Net income (loss) per common share—basic
Income (loss) from continuing operations	$0.17	$(8.04)	$0.47	$(7.34)
Income from discontinued operations, net of income taxes	—	0.00	—	0.01
Net income (loss) per common share—basic	$0.17	$(8.04)	$0.47	$(7.33)
Net income (loss) per common share—diluted
Income (loss) from continuing operations	$0.15	$(8.04)	$0.43	$(7.34)
Income from discontinued operations, net of income taxes	—	0.00	—	0.01
Net income (loss) per common share—diluted	$0.15	$(8.04)	$0.43	$(7.33)

Number of shares—basic	56,648	60,791	56,314	61,077
Number of shares—diluted	61,884	60,791	61,463	61,077

1

Pinnacle Entertainment, Inc.
Supplemental Information
Revenues, Adjusted EBITDAR, Consolidated Adjusted EBITDAR and
Consolidated Adjusted EBITDA, net of Lease Payments
(amounts in thousands, unaudited)

	For the three months ended June 30		For the six months ended June 30,
	2017	2016	2017	2016
Revenues:
Midwest (1,8)	$389,722	$318,771	$780,023	$647,331
South (2)	201,794	188,201	394,265	381,945
West (3)	60,773	57,826	116,750	114,381
Total Segment Revenues	652,289	564,798	1,291,038	1,143,657
Corporate and Other (4)	1,353	1,434	2,578	2,600
Total Revenues (8)	$653,642	$566,232	$1,293,616	$1,146,257

Adjusted EBITDAR:
Midwest (1,8)	$109,150	$98,685	$222,035	$206,141
South (2)	67,783	57,839	129,529	122,445
West (3)	23,591	21,626	44,080	42,544
Segment Adjusted EBITDAR	200,524	178,150	395,644	371,130
Corporate Expenses and Other (4)	(19,817)	(21,139)	(40,082)	(41,769)
Consolidated Adjusted EBITDAR (5,7,8)	180,707	157,011	355,562	329,361
Adjusted Lease Payments (6)	(101,315)	(93,992)	(200,632)	(186,951)
Consolidated Adjusted EBITDA, net of Lease Payments (5,7)	$79,392	$63,019	$154,930	$142,410
Consolidated Adjusted EBITDAR margin % (5,7)	27.6%	27.7%	27.5%	28.7%

(1)	Consists of Council Bluffs, East Chicago, Kansas City, St. Charles, Belterra Resort, Belterra Park, Meadows and River City.

(2)	Consists of Vicksburg, Bossier City, New Orleans, Baton Rouge, and Lake Charles.

(3)	Consists of Black Hawk, Cactus Petes, and Horseshu.

(4)	Includes corporate expenses, as well as results from the management of Retama Park Racetrack.

(5)
The Master Lease is accounted for as a financing obligation. Payments made to GLPI for the Master Lease are recorded as a reduction of the financing obligation on the balance sheet and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and are not reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease. The Company records rent expense related to this lease as an operating expense in its unaudited Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(6)
See the Glossary of Terms for a detailed description of Adjusted Lease Payments. The Company made cash payments to GLPI for the Master Lease and Meadows Lease of $94.9 million and $6.4 million, respectively, in the three months ended June 30, 2017 and $187.9 million and $12.7 million, respectively, during the six months ended June 30, 2017.

(7)
See the Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

(8)
The Company's financial results for the three and six months ended June 30, 2017 reflect full quarters of contribution from The Meadows, including net revenues of $72.3 million and $141.5 million, respectively, and Adjusted EBITDAR of $13.3 million and $24.8 million, respectively.

2

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and cash equivalents	$159,117	$185,093
Land, buildings, vessels and equipment, net	2,696,084	2,768,491
Other assets, net	1,127,020	1,123,483
Total assets	$3,982,221	$4,077,067

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities, other than long-term debt and long-term financing obligation	$282,694	$336,706
Long-term debt, including current portion (1)	886,614	936,700
Long-term financing obligation, including current portion (2)	3,139,263	3,163,299
Deferred income taxes	13,398	13,242
Total liabilities	4,321,969	4,449,947
Total stockholders' deficit	(339,748)	(372,880)
Total liabilities and stockholders' deficit	$3,982,221	$4,077,067

(1)
The June 30, 2017 balance represents Conventional Debt related to the Company's senior secured credit facilities and 5.625% Senior Notes due 2024, net of unamortized discount and debt issuance costs. Total unamortized discount and debt issuance costs were $11.8 million and $16.2 million as of June 30, 2017 and December 31, 2016, respectively.

(2)
The Master Lease is accounted for as a financing obligation. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI for the Master Lease over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at the inception of the Master Lease. The derivation of the present value of the future minimum lease payments is calculated using an imputed borrowing rate of 10.5%.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Principal Balances of Conventional Debt
(amounts in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)
Revolving Credit Facility (1)	202,600	107,220
Term Loan A Facility (1)	175,750	180,375
Term Loan B Facility (1)	20,000	165,250
Senior Secured Credit Facilities	398,350	452,845
5.625% Senior Notes (2)	500,000	500,000
Other	73	76
Total Conventional Debt	$898,423	$952,921

(1)
Represents the outstanding principal amount of Conventional Debt from the Company's senior secured credit facilities, which consists of a revolving credit facility, a term loan A facility and a term loan B facility.

(2)
Represents the outstanding principal amount of Conventional Debt. As of June 30, 2017 and December 31, 2016, consists of the Company's 5.625% Senior Notes due 2024, $375.0 million of which was issued on April 28, 2016 and $125.0 million of which was issued on October 12, 2016.

4

Pinnacle Entertainment, Inc.
Supplemental Information
Selected Cash Flow Data
(amounts in thousands)

	For the three months ended June 30		For the six months ended June 30,
	2017	2016	2017	2016

	(unaudited)
Cash paid for interest related to Conventional Debt (1)	$17,693	$55,408	$22,024	$91,419
Cash paid for state and federal income taxes	$706	$4,325	$2,677	$4,339
Capital expenditures	$21,827	$25,671	$38,684	$47,555

(1)
The three and six months ended June 30, 2017, represents cash paid for fees and interest attributable to the Company's Conventional Debt, which was issued at the closing of the transactions with GLPI on April 28, 2016. In addition to the cash paid for fees and interest attributable to the Company's Conventional Debt, the three and six months ended June 30, 2016, also include cash paid for fees and interest attributable to debt under Former Pinnacle’s debt capital structure. The 5.625% Senior Notes due 2024 pay interest semi-annually on May 1st and November 1st of each year.

5

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of Consolidated Adjusted EBITDA, net of Lease Payments and
Consolidated Adjusted EBITDAR to Income (Loss) from Continuing Operations and
Consolidated Adjusted EBITDAR Margin to Income (Loss) from Continuing Operations Margin
(amounts in thousands, unaudited)

	For the three months ended June 30		For the six months ended June 30,
	2017	2016	2017	2016
Consolidated Adjusted EBITDA, net of Lease Payments (1,2)	$79,392	$63,019	$154,930	$142,410
Adjusted Lease Payments (3)	101,315	93,992	200,632	186,951
Consolidated Adjusted EBITDAR (1,2)	180,707	157,011	355,562	329,361

Other benefits (costs):
Rent expense under the Meadows Lease	(4,083)	—	(8,166)	—
Depreciation and amortization	(56,157)	(53,973)	(112,175)	(108,069)
Pre-opening, development and other costs	(1,795)	(44,028)	(2,594)	(49,357)
Non-cash share-based compensation expense	(4,291)	(25,688)	(6,711)	(30,039)
Impairment of goodwill	—	(332,900)	—	(332,900)
Impairment of other intangible assets	—	(129,500)	—	(129,500)
Write-downs, reserves and recoveries, net	(7,928)	(4,750)	(8,452)	(7,640)
Interest expense, net	(96,630)	(85,047)	(190,738)	(144,840)
Loss on early extinguishment of debt	—	(5,207)	—	(5,207)
Loss from equity method investment	(90)	(90)	(90)	(90)
Income tax benefit (expense)	(1,307)	34,970	(1,002)	29,972
Income (loss) from continuing operations	$8,426	$(489,202)	$25,634	$(448,309)
Consolidated Adjusted EBITDAR margin % (2)	27.6%	27.7%	27.5%	28.7%
Income (loss) from continuing operations margin %	1.3%	(86.4)%	2.0%	(39.1)%

(1)
The Master Lease is accounted for as a financing obligation. Payments made to GLPI for the Master Lease are recorded as a reduction of the financing obligation on the balance sheet and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and are not reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease. The Company records rent expense related to this lease as an operating expense in its unaudited Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(2)
See the Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

(3)
See the Glossary of Terms for a detailed description of Adjusted Lease Payments. The Company made payments to GLPI for the Master Lease and Meadows Lease of $94.9 million and $6.4 million, respectively, during the three months ended June 30, 2017 and $187.9 million and $12.7 million, respectively, during the six months ended June 30, 2017.

6